UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 1, 2009

IPC Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

0-27662	Not Applicable
(Commission File Number)	(I.R.S. Employer Identification No.)

American International Building 29 Richmond Road Pembroke, Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

(441) 298-5100

(Registrant’s telephone number,

including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Agreement and Plan of Amalgamation

IPC Holdings, Ltd. (“IPC”) announced on March 2, 2009 that it had entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with its wholly-owned subsidiary IPC Limited and Max Capital Group Ltd. (“Max”) pursuant to which, subject to the terms and conditions set forth therein, Max will amalgamate with IPC Limited (the “Amalgamation”). Immediately following the Amalgamation, IPC will change its name to “Max Capital Group Ltd.”. The announcement was made jointly by IPC and Max (the “Joint Press Release”). A copy of the Joint Press Release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

After the effective time of the Amalgamation, Max shareholders will have the right to receive 0.6429 common shares of IPC in exchange for each Max common share they hold, unless they exercise appraisal rights. It is expected that, for U.S. federal income tax purposes, such exchange will be tax free for Max shareholders who hold less than 5 percent of the shares of the combined company after the exchange.

Upon the consummation of the Amalgamation, it is anticipated that IPC will continue to trade on NASDAQ Global Select Market under its new name Max Capital Group Ltd. The board of directors of the combined company will consist of twelve directors: the six current independent directors of IPC and five independent directors from Max, as well as Max’s current Chief Executive Officer. Max’s Chief Executive Officer will become the Chief Executive Officer of the combined company. The combined company will serve as the Bermuda-based holding company for the existing global specialty insurance and reinsurance operating subsidiaries of Max and IPCRe Limited (“IPCRe”), the existing Bermuda-based property catastrophe reinsurance subsidiary of IPC. IPCRe Limited will be renamed Max IPC Re Ltd.

The boards of directors of both IPC and Max have unanimously adopted the Amalgamation Agreement, and have deemed it fair, advisable and in the best interests of their respective companies and shareholders to enter into the Amalgamation Agreement and to consummate the transactions contemplated thereby, including, in IPC’s case, the issuance of common shares as further described below. IPC must obtain the approval of not less than 50% of the common shares voting at the meeting to consummate the Amalgamation, and Max intends to amend its bye-laws before the shareholder vote on the amalgamation to provide for the same approval requirement for its shareholders (without such amendment, approval of 75% of Max shareholders voting is required).

The Amalgamation is expected to close in the third quarter of 2009, subject to customary closing conditions, including shareholder approvals and receipt of certain insurance and other regulatory approvals.

The Amalgamation Agreement can be terminated by IPC if the total number of dissenting shares exceeds 15% of the issued and outstanding Max common shares on the business day immediately following the last day on which the holders of Max’s common shares can require appraisal of their shares under Bermuda law. In addition, the Amalgamation Agreement can be terminated by either IPC or Max after its respective shareholder meeting to vote on the amalgamation if the other party’s book value (calculated in the manner specified in the agreement as of the business day immediately preceding the shareholder meeting) has declined by 50% or if that party’s book value has declined 20 percentage points more than the terminating party’s book value (an increase in book value is deemed for this calculation to be no increase).

Each of IPC and Max has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall initiate, solicit, encourage or facilitate (including by providing information) any effort or attempt to make or implement any competing proposal or offer, as further described in the Amalgamation Agreement.

If either of IPC or Max terminates the agreement in the circumstances set forth in the Amalgamation Agreement, the non-terminating party will be required to pay the other a termination fee of $50 million: (1) subject to certain customary exceptions, if such party’s board of directors has changed or failed to include in the joint proxy statement its recommendation to shareholders to vote in favor of the Amalgamation, or has approved or recommended a competing proposal; (2) if the Amalgamation shall not have been consummated by November 30, 2009 and within 12 months thereafter the non-terminating party enters into or consummates a competing transaction that was publicly announced or otherwise communicated to the officers of the non-terminating party or its board of directors before November 30, 2009; (3) if the Amalgamation Agreement is terminated on the basis of certain material breaches (as provided therein) and if within 12 months of the date of termination the non-terminating party enters into or consummates a competing transaction that was publicly announced or otherwise communicated to its officers or board of directors before its shareholders vote; (4) Max will pay the termination fee to IPC if either party has terminated the agreement for failure to obtain the required vote of Max shareholders (and if IPC is the terminating party, its required shareholder vote has either been obtained or not yet taken) and if within 12 months of the date of termination Max enters into or consummates a competing transaction that was publicly announced or otherwise communicated to its officers or board of directors before its shareholder vote; and (5) IPC will pay the termination fee to Max if either party has terminated the agreement for failure to obtain the required vote of IPC shareholders (and if Max is the terminating party, its required shareholder vote has either been obtained or not yet taken) and if within 12 months of the date of termination IPC enters into or consummates a competing transaction that was publicly announced or otherwise communicated to its officers or board of directors before its shareholder vote.

A copy of the Amalgamation Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference. This description of the Amalgamation Agreement and the transactions contemplated thereby is not complete and are qualified in its entirety by reference to Amalgamation Agreement.

Conditional Amendments to Credit Agreement

The information set forth in Item 2.03 of this Current Report is incorporated into this Item 1.01 as if set forth herein in full.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

In connection with entering into the Amalgamation Agreement, IPC and IPCRe entered into the Second Amendment and Consent to Credit Agreement (the “Second Amendment”) with the Lender parties thereto (“Lenders”) and Wachovia Bank, National Association, as Administrative Agent as of March 1, 2009. The Second Amendment includes the required Lenders’ consent for IPC to enter into the Amalgamation Agreement, and includes certain amendments to the Credit Agreement among them, dated as of April 13, 2006, as amended as of January 25, 2008 (the “Credit Agreement”). The proposed amendments will take effect if, and only if, the Amalgamation occurs and certain other conditions precedent are satisfied. The amendments are intended to make the Credit Agreement, as amended, substantially similar to the Max/BoA Facility (as described below). Max has contemporaneously entered into an amendment to make substantially similar arrangements in respect of the Max/BoA Facility.

If the amendments under the Second Amendment become effective, the commitments available under the $250,000,000 senior unsecured credit facility available for revolving borrowings and letters of credit will be reduced to $125,000,000. In addition, the amendments would increase the applicable interest rates and fees under the facilities, modify certain financial and reporting covenants, provide for additional events of default and modify certain other terms. As amended, the events of default would include, among others: the non-payment of any principal or interest, the cross-default to the Max/BoA Facility, the non-payment under other material indebtedness of the combined company, the bankruptcy or insolvency of IPC or any material subsidiary (which, if the Amalgamation is consummated, will include Max and any of its material subsidiaries), a change in control and the breach of certain warranties and representations, covenants and agreements. As amended, the financial covenants will include limitations on the ratio of maximum consolidated indebtedness to total capitalization and the minimum consolidated net worth, in each case in respect of the combined company.

As a condition to the effectiveness of the Second Amendment, IPC will be required to enter into a Guaranty Agreement (the “Guaranty Agreement”) with the Administrative Agent to guarantee (in substantially the same manner it currently guarantees the obligations of its applicable subsidiaries under the Credit Agreement) the obligations of Max and Max Bermuda Ltd. under the Credit Agreement, dated as of August 7, 2007, among Max Bermuda Ltd. and Max, as borrowers, various financial institutions as the lenders, ING Bank N.V., London Branch and Citibank, NA, as co-syndication agents, Bank of America, National Association, as fronting bank, as administrative agent, and as letter of credit administrator for the lenders and Banc of America Securities LLC, as sole lead arranger and book manager, as amended (the “Max/BoA Facility”). Max would similarly be required to guarantee the obligations of IPC under the Credit Agreement. The Max/BoA facility includes a $450 million five-year senior secured credit facility for letters of credit to be issued for the account of Max Bermuda and certain of its insurance subsidiaries and a $150 million five-year unsecured senior credit facility for letters of credit to be issued for the account of Max Bermuda and certain of its insurance subsidiaries and loans to Max Bermuda and the Registrant.

A of the Second Amendment is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. This description of the Second Amendment is not complete and is qualified in its entirety by reference to that document.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

James P. Bryce Retirement and Consulting Agreement

IPC announced on March 2, 2009 that James P. Bryce, Chief Executive Officer, President and a director of IPC, has decided to commence a long contemplated retirement from IPC, both as an employee and as a member of IPC’s board of directors, effective as of June 30, 2009. Mr. Bryce has agreed to provide consulting services to IPC during the period from his retirement through December 31, 2009, in order to help accomplish an efficient transition in connection with the Amalgamation.

IPC also announced that IPC’s Executive Vice President and Chief Financial Officer, John R. Weale, would be appointed acting Chief Executive Officer, effective July 1, 2009 if the Amalgamation has not closed by June 30, 2009. The Board of Directors will engage an executive search firm to help identify a successor to Mr. Bryce, as Chief Executive Officer and President of IPC, including internal and external candidates, in case the Amalgamation is not completed.

On March 1, 2009, IPC entered into a retirement and consulting agreement (the “Retirement Agreement”) with Mr. Bryce setting forth the terms of his employment through his retirement date. Under the Retirement Agreement, Mr. Bryce will retire as an employee, officer and director of IPC and all of its affiliated entities on June 30, 2009. Until his retirement date, Mr. Bryce will continue to receive his current base salary and other employee benefits (including, pension contributions, social insurance, medical, life and disability benefits, paid vacation, housing allowance, home leave and other perquisites). Mr. Bryce will also be entitled to receive any bonus that is awarded in respect of the 2008 performance year and a pro rata 2009 annual bonus at target value, unless terminated prior to June 30, 2009 for Cause (as defined in the Retirement Agreement). In addition, (i) any unvested long-term incentive awards granted to Mr. Bryce before December 31, 2008 under the IPC Holdings’ 2003 Stock Incentive Plan, 2005 Stock Option Plan and 2007 Incentive Plan will vest upon his retirement, (ii) any unvested mid-cycle awards of performance share units will vest at target, and (iii) any long-term cash-based awards will be paid at retirement. In lieu of a 2009 long-term incentive award, Mr. Bryce will receive a cash payment on retirement equal to the target value of the long-term incentive award he would have received (pro rated through the retirement date).

Upon his retirement, Mr. Bryce will receive the payments and benefits under his individual retirement and deferred compensation agreements and IPC’s Supplemental Executive Retirement Plan, in each case in accordance with the terms of the applicable agreement or plan. Mr. Bryce will also retain all of his rights to indemnification by virtue of his position as an officer or director of IPC or other affiliated entities and the benefits under any directors’ and officers’ liability insurance policy maintained by IPC.

After his retirement, Mr. Bryce has agreed to be available to provide consulting services for up to 40 hours per month through December 31, 2009. The term of this initial consulting period may be extended by mutual agreement. During the initial consulting period, Mr. Bryce will receive monthly consulting fees of $75,000, certain benefits (such as medical, life and disability) and reimbursement of expenses. For the 6-month period following the initial consulting period, Mr. Bryce agrees not to compete with IPC or to solicit any customers, directors, senior employees or consultants of IPC. Mr. Bryce has also agreed to release IPC generally from any claims he may have against it.

The Retirement Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference. The foregoing summary of the Retirement Agreement is qualified in its entirety by reference to the Agreement.

Employment Agreements with John R. Weale, Peter. J. A. Cozens and Stephen F. Fallon

On March 1, 2009, IPC and each of John R. Weale, Peter J. A. Cozens and Stephen F. Fallon (the “Executives”) have each entered into an employment agreement (collectively, the “Employment Agreements”). As provided in the Employment Agreements, Mr. Weale will serve as Executive Vice President and Chief Financial Officer, Mr. Cozens will serve as Executive Vice President Underwriting (International), and Mr. Fallon will serve as Executive Vice President Underwriting (North America). In addition to the annual compensation and benefits set forth in the Employment Agreements, the Employment Agreements also provide for a retention bonus if the Executives are employed by IPC on (or experience a qualifying termination prior to) December 31, 2009. The amount of the retention bonuses is $646,250 for Mr. Weale, $432,000 for Mr. Cozens and $429,000 for Mr. Fallon. The Executives’ employment will continue under the Employment Agreements until the Executives are terminated in accordance with the provisions of the Employment Agreements.

Each Executive may terminate his employment for Good Reason (as defined in the Employment Agreement) by giving IPC six months notice in writing. Upon terminating his employment for Good Reason and subject to execution of a general release of claims on behalf of IPC, the Executive would be entitled to (i) an amount equal to the Executive’s current base salary for one year plus the amount equal to the target amount of the Executive’s current annual bonus; (ii) an amount equal to the Executive’s annual housing allowance, (iii) subject to the terms of IPC’s equity incentive plans, accelerated vesting of outstanding equity awards that would have vested within the 24 months following the expiration of the notice period and (iv) continuation of participation in IPC’s health plans for 12 months for the expiration of the notice period.

The Executive’s employment may be terminated by IPC at any time other than for Cause (as defined in the Employment Agreement), in connection with a Change in Control (as defined in the Employment Agreement), due to the Executive’s death or disability or as a result of loss of the Executive’s work permit by giving the Executive between one and six months’ notice in writing, or by making a payment in lieu thereof. Upon execution of a general release, the Executive would be entitled to (i) a payment equal to the difference between the Executive’s current base salary for six months and any payments made in lieu of notice, (ii) a pro rated amount of his annual bonus to the date of termination, (iii) an amount equal to half of the target amount of the Executive’s annual bonus, (iv) an amount equal to half the Executive’s annual housing allowance, (v) accelerated vesting of equity awards that would have vested within the 12 months following expiration of the notice period and (vi) continuation of participation in IPC’s health plans for six months following the expiration of the notice period.

If the Executive’s employment is terminated by IPC within 12 months following a Change in Control, the Executive would, subject to execution of a general release of claims on behalf of IPC, be entitled to (i) payment equal to the difference between the Executive’s current base salary for one year and any payment made in lieu of notice, (ii) a pro rated amount of the Executive’s annual bonus to the date of termination, (iii) an amount equal to the target amount of the Executive’s annual bonus, (iv) an amount equal to the Executive’s annual housing allowance, (v) accelerated vesting of outstanding equity awards and (vi) continuation of participation in IPC’s health plans for 12 months following the expiration of the notice period. The Amalgamation and the transactions contemplated thereby will not constitute a Change in Control for purposes of the Employment Agreements.

Under the terms of the Employment Agreements, the Executives are required to comply with confidentiality, non-competition and non-solicitation covenants.

Copies of the Employment Agreements are filed as Exhibits 10.3, 10.4 and 10.5 to this Current Report on Form 8-K and are incorporated into this Item 5.02 by reference. The foregoing summary of the Employment Agreements is qualified in its entirety by reference to the Employment Agreements.

ITEM 8.01	OTHER EVENTS

In connection with the announcement of the Amalgamation Agreement, IPC is filing as Exhibit 99.2 to this Current Report on Form 8-K the materials being used in connection with presentations to and conversations with investors beginning the date hereof.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit	Description

Exhibit 2.1	Agreement and Plan of Amalgamation, dated as of March 1, 2009, among IPC Holdings, Ltd., IPC Limited and Max Capital Group Ltd.

Exhibit 10.1	Second Amendment and Consent to Credit Agreement, dated as of March 1, 2009, among IPC Holdings, IPCRe Limited, the Lender parties thereto and the Administrative Agent

Exhibit 10.2	Retirement Agreement between IPCRe Limited and James P. Bryce

Exhibit 10.3	Employment Agreement between IPCRe Limited and John R. Weale

Exhibit 10.4	Employment Agreement between IPCRe Limited and Peter J.A. Cozens

Exhibit 10.5	Employment Agreement between IPCRe Limited and Stephen F. Fallon

Exhibit 99.1	Joint Press Release dated March 1, 2009 entitled “IPC Holdings and Max Capital Group Agree to Combine”

Exhibit 99.2	Investor presentation slides to be used in connection with investor presentations

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT:

This material relates to a business combination transaction between IPC Holdings Ltd. (“IPC”) and Max Capital Group Ltd. (“Max”) that will become the subject of a registration statement filed by IPC with the Securities and Exchange Commission (“SEC”) and joint proxy statements filed by IPC and Max Capital with the SEC. This material is not a substitute for the joint proxy statement/prospectus that IPC will file with the SEC or any other document that IPC or Max may send to their respective shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to IPC, at 29 Richmond Road, Pembroke HM 08, Bermuda, Attention: Melanie J. Saunders, Secretary, in the case of IPC’s filings, or Max, P.O. Box HM 2565, Hamilton HM KX, Bermuda, Attention: Secretary, in the case of Max’s filings.

PARTICIPANTS IN THE SOLICITATION:

IPC and Max and their directors, executive officers and other employees may be deemed to be participants in any solicitation of IPC and Max shareholders, respectively, in connection with the proposed transaction.

Information about IPC’s and Max’s directors and executive officers is available in IPC’s and Max’s proxy statements, dated April 29, 2008 and March 19, 2008, respectively, for their 2008 annual meetings of shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPC HOLDINGS, LTD.

By	/s/ Melanie Saunders
Melanie J. Saunders
Company Secretary

Date: March 2, 2009

EXHIBIT INDEX

Exhibit	Description

Exhibit 2.1	Agreement and Plan of Amalgamation, dated as of March 1, 2009, among IPC Holdings, Ltd., IPC Limited and Max Capital Group Ltd.

Exhibit 10.1	Second Amendment and Consent to Credit Agreement, dated as of March 1, 2009, among IPC Holdings, IPCRe Limited, the Lender parties thereto and the Administrative Agent

Exhibit 10.2	Retirement Agreement between IPCRe Limited and James P. Bryce

Exhibit 10.3	Employment Agreement between IPCRe Limited and John R. Weale

Exhibit 10.4	Employment Agreement between IPCRe Limited and Peter J.A. Cozens

Exhibit 10.5	Employment Agreement between IPCRe Limited and Stephen F. Fallon

Exhibit 99.1	Joint Press Release dated March 1, 2009 entitled “IPC Holdings and Max Capital Group Agree to Combine”

Exhibit 99.2	Investor presentation slides to be used in connection with investor presentations